Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Connie Kao
Vice President, Investor Relations
(925) 965-4668
connie.kao@ros.com

ROSS STORES ANNOUNCES OPERATIONAL LEADERSHIP CHANGES

MICHAEL HARTSHORN NAMED GROUP PRESIDENT & CHIEF OPERATING OFFICER
MICHAEL KOBAYASHI PROMOTED TO PRESIDENT, OPERATIONS & TECHNOLOGY
GARY CRIBB PROMOTED TO SENIOR GROUP EXECUTIVE VICE PRESIDENT
STORES & LOSS PREVENTION
TRAVIS MARQUETTE PROMOTED TO GROUP SENIOR VICE PRESIDENT & CHIEF FINANCIAL
OFFICER

Dublin, California, August 13, 2019 – Ross Stores, Inc. (Nasdaq: ROST) announced today operational leadership changes that the Company believes will continue to drive the successful execution of its off-price strategies and maximize management’s ability to deliver ongoing increases in shareholder value. Effective August 16, 2019:

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Michael Hartshorn, 51, is being named Group President and Chief Operating Officer, reporting directly to Chief Executive Officer Barbara Rentler. In his new role, Mr. Hartshorn will be adding Strategy, Marketing, Human Resources, Supply Chain, Stores, and Technology to his current responsibilities.

●	Michael Kobayashi, 55, is being promoted to President, Operations and Technology and will report to Mr. Hartshorn. Mr. Kobayashi will be adding the Stores organization to his current responsibilities.
●	Gary Cribb, 55, is being promoted to Senior Group Executive Vice President, Stores and Loss Prevention. Mr. Cribb will report to Mr. Kobayashi.

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Travis Marquette, 48, is being promoted to Group Senior Vice President and Chief Financial Officer. Mr. Marquette will continue to report to Mr. Hartshorn and will be responsible for the entire Finance organization, adding Tax and Investor Relations to his existing management responsibility for Accounting, Treasury, Financial Planning, and Strategic Sourcing.

In commenting, Chief Executive Officer Barbara Rentler said, “We are very pleased to announce the promotions of these proven executives. Our strong bench of long-tenured and highly skilled senior management talent has enabled us to put in place an outstanding operational leadership structure to support the long-term needs of our business.”

Ms. Rentler continued, “Our actions today recognize the significant accomplishments of these individuals while also demonstrating our ongoing confidence that their business acumen and management expertise will continue to help drive profitable growth for the Company over the coming years.”

Biographies

Michael Hartshorn has served as Group Executive Vice President, Finance and Legal, and Chief Financial Officer since March 2019. Prior to that, he was Executive Vice President and Chief Financial Officer from 2018 to 2019, Group Senior Vice President, Chief Financial Officer from 2015 to 2018, Senior Vice President and Chief Financial Officer from 2014 to 2015, and Senior Vice President and Deputy Chief Financial Officer from 2012 to 2014. Mr. Hartshorn initially joined Ross in 2000 as Director and Assistant Controller and held several key management positions in the Company’s Finance, IT and Supply Chain organizations from 2000 to 2012. For seven years prior to joining Ross, he held various financial roles at The May Department Stores Company.

Michael Kobayashi has served as Group Executive Vice President, Supply Chain, Merchant Operations, and Technology since 2014. Previously, he was Executive Vice President, Supply Chain, Allocation, and Chief Information Officer from 2010 to 2014, Group Senior Vice President, Supply Chain and Chief Information Officer from 2008 to 2010 and Senior Vice President and Chief Information Officer from 2004 to 2008. Before joining Ross in 2004, Mr. Kobayashi was a Partner with Accenture in their Retail and Consumer Goods practice and spent 18 years with them in a variety of management consulting roles.

Gary Cribb has been Group Executive Vice President, Stores and Loss Prevention since 2018, Executive Vice President, Stores and Loss Prevention from 2009 to 2018, Executive Vice President and Chief Operations Officer from 2005 to 2009, and Senior Vice President, Store Operations from 2002 to 2005. Before joining Ross in 2002, Mr. Cribb held several operational management positions over a 17-year period at Staples, Office Depot, Marshalls, and The May Department Stores Company.

Travis Marquette has been Group Senior Vice President and Deputy Chief Financial Officer since 2018. He also served as Senior Vice President, Finance from 2017 to 2018, Senior Vice President, Store Operations from 2015 to 2017, Group Vice President, Store Operations from 2013 to 2015, and Vice President, Store Operations Finance from 2009 to 2013. Prior to joining Ross in 2008 as Director, Strategic Planning, Mr. Marquette held various consulting and management roles over a 12-year period with Bain & Company, Carter’s Inc., and PricewaterhouseCoopers.

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Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. As of August 3, 2019, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,523 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 249 dd’s DISCOUNTS® in 18 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.